Exhibit 99.1

Joint Press Release of The Federal Customs Service of The Russian Federation and The Bank of New York Mellon Corporation

Litigation Settlement

MOSCOW, October 22, 2009 — The Federal Customs Service of the Russian Federation and The Bank of New York Mellon, advised by Egorov Puginsky Afanasiev & Partners, today announced the settlement of the litigation filed by the Customs Service against The Bank in the Moscow City Arbitration Court seeking $22.5 billion in damages.

Following a voluntary withdrawal of the Federal Customs Service’s claim against The Bank of New York Mellon, proceedings in the Moscow City Arbitration court have now been terminated and both parties have concurrently reached an out-of-court settlement agreement.

Under this agreement, without admission of liability, The Bank shall pay US$14 million as a compensation of trial costs, an amount equal to the amount paid by The Bank to the U.S. government in 2005 under a Non-Prosecution Agreement with the US Attorney’s Office.

The claim, which sought US$22.5 billion damages, was brought by the Federal Customs Service of the Russian Federation in the Moscow City Arbitrazh Court in May 2007. The claim was based on the actions of The Bank’s ex-employee Lucy Edwards (born Ludmila Pritzker), who from 1996-1999 participated in illegal banking operations concealing it from The Bank. In November 2005, The Bank of New York and the US Attorney’s Offices signed a Non-Prosecution Agreement in which The Bank of New York agreed to pay US$14 million to the U.S. government.

After the filing of the case, the Federal Customs Service of the Russian Federation received a letter from the United States Attorney’s Office dated July 29, 2008 explaining the Non Prosecution Agreement of 2005 and confirming that The Bank of New York was not charged with any criminal violation arising out of the investigation conducted by the US Attorney’s Office for Southern District of New York.

Taking into consideration an official explanation made by the U.S. law enforcement authorities, the Federal Customs Service of the Russian Federation concluded that there is no basis to hold The Bank of New York Mellon civilly liable. Also bearing in mind The Bank’s positive contribution to the development of the Russian financial markets, the Federal Customs Service of the Russian Federation voluntarily withdrew its claim against The Bank of New York Mellon.

The Federal Customs Service of the Russian Federation and The Bank of New York Mellon are pleased that the dispute is finally resolved.

Andrey Belyaninov, the Head of the Federal Customs Service, said: “This case is an example of the increased vigilance of the Russian Federation in international financial markets. The fact that the Russian court scrutinized this case and the fact that the dispute was finally settled by an agreement between the parties also demonstrates the efficiency and independence of Russian courts.”

Matthew Biben, Executive Vice President and Deputy General Counsel of The Bank of New York Mellon said: “We are gratified by the settlement of this case. This is a common sense resolution that benefits our company, our employees, shareholders and customers. The Bank of New York Mellon is pleased to have this matter behind us and looks forward to supporting our clients which include Russia’s largest companies.”

The Bank of New York Mellon and the Federal Customs Service of the Russian Federation would like to thank Egorov, Puginsky Afanasiev & Partners for its assistance in facilitating the negotiations which led to the settlement of this dispute.

The Federal Customs Service is an authorized federal executive body, which is carrying out its duties and functions under the Laws of the Russian Federation with regard to the development of state policy and legal regulations, oversight and control over the customs issues, as well as the functions of currency exchange regulatory agency and special anti-smuggling activities and other crimes and administrative violations control.

The Bank of New York Mellon Corporation [NYSE: BK] is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team.

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Contacts:	BNY MELLON

	MEDIA:	ANALYSTS:
	Kevin Heine (212) 635-1569 kevin.heine@bnymellon.com	Andy Clark (212) 635-1803 andy.clark@bnymellon.com